Exhibit 99.1

630 Fifth Avenue, Suite 3110
New York, NY 10111

Tel 212 319 2800
Fax 212 319 2808

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301

Tel 303 516 8500
Fax 303 530 1296

www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc.	Investor:	Lilian Stern
	L. Robert Cohen		Stern Investor Relations, Inc.
	Vice President, Investor Relations		212 362 1200
212 218 8715
lrcohen@tapestrypharma.com
		Media:	Peter Steinerman
516 374 3031

For Immediate Release

TAPESTRY PHARMACEUTICALS ANNOUNCES PLAN TO DISCONTINUE GENE EDITING OPERATIONS

Company to Focus on Lead Oncology Compounds

Boulder, Colo., November 17, 2004 – Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today that it will discontinue development of its gene editing technologies, including programs in Sickle Cell disease and diagnostics.   Tapestry will continue development of its Huntington’s disease program, but will wind down all other activities of its Genomics Division by January 31, 2005.

Tapestry has engaged Rodman & Renshaw as its financial advisor to assist in the sale or licensing of the assets of its Genomics Division.

“Although we believe our gene editing technology has considerable long-term value, this current restructuring now focuses the majority of our assets on the development of our nearer-term oncology clinical drug candidate portfolio,” commented Leonard P. Shaykin, Chairman and CEO. “We anticipate filing Investigational New Drug applications for TPI 287, our third generation taxane, and TPI 273, our novel quassinoid, before the end of this year, and thereafter, we plan to enter into Phase I clinical trials for these compounds.”

Tapestry expects annualized savings from this restructuring of about $4 million per year, including personnel, facility and other research and operating costs. As part of the restructuring, Tapestry will close its facility in Newark, Delaware and terminate the employment of about 20 people, or approximately 25% of the Company’s current workforce.  After the restructuring of the Genomics Division, operations other than the Huntington’s program, will be accounted for as discontinued operations.

The assets related to the discontinued operations, available for sale, include contracts, patents and other intellectual property of the Genomics Division as well as research equipment and other physical assets.  The assets related to the Huntington’s disease program will be maintained, if any.

Neither the timing nor the terms of a sale of any of the assets of the Genomics Division are certain at this time, and the Company can give no assurance that any sale or other transaction will occur. Tapestry, therefore, does not intend to comment further on the status of the sales effort prior to signing and announcing any definitive sales or licensing agreement for any or all of these assets.

Tapestry Oncology Drug Development Programs

•                  TPI 287: Third generation taxane.  TPI 287, a proprietary taxane, is designed to overcome acquired resistance to taxane-based therapies by circumventing MDR-1, a pathway associated with taxane-resistance.  Preclinical studies have demonstrated that this compound is substantially more potent than paclitaxel in paclitaxel-resistant tumors and is as potent, or more potent, than paclitaxel in treatment-naive tumors.

•                  TPI 273:  Proprietary quassinoid.  TPI 273, a proprietary quassinoid, is a semi-synthetic analog of a naturally occurring molecule that induces cancer cell death in a variety of tumors including those that have elevated myc protein.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer and Huntington’s disease.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that represent management’s assumptions and beliefs as of the date of this release, based on currently available information.  Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipates,” “expected” or comparable terminology or by discussions of strategy, and include statements as to the long-term value of the Company’s gene editing technology, the prospects for sale of the assets of the genomics division, the filing of INDs on two of the Company’s cancer compounds and their entry into clinical trials, the expected savings from the restructuring and the amount of restructuring charges and their breakdown.  Such statements involves risks and uncertainties including whether others view our gene editing technology as having value given its early stage of development and other factors; that the assets of the genomics division have sufficient perceived worth to attract potential buyers; whether the results of pre-clinical research of the Company’s cancer compounds demonstrate sufficient efficacy and do not demonstrate safety concerns; that the FDA does not require the submission of additional information before permitting Phase I clinical trials to commence; the incurrence of costs in addition to those projected for the termination of employees, exiting facilities and disposing of assets; that additional costs incurred after the restructuring result in less savings; as well as other factors identified under the captions “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or “Cautionary Note Regarding Forward-Looking Statements” in the Company’s documents filed from time to time with the SEC, including the Company’s Current Report on Form 8-K/A, dated February 11, 2004, Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with the Securities and Exchange Commission on May 5, 2004, and Quarterly Report on Form 10-Q for the quarter ended September 29, 2004.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new or additional information, future events or otherwise.

For further information, please contact L. Robert Cohen, Vice President, Investor Relations of Tapestry Pharmaceuticals, Inc. at 212 218 8715.